Exhibit 23.2

Engineer’s Consent

As independent petroleum engineers, we hereby consent to the reference of our appraisal reports for Questar Exploration and Production Company as of years ended December 31, 2007, 2006, and 2005 in the Registration Statement (Form S-3) and related Prospectus of Questar Market Resources, Inc’s incorporated herein by reference.

/s/ Ryder Scott Company L.P.

RYDER SCOTT COMPANY L.P.

Denver, Colorado

March 6, 2008